Exhibit 3.1

Execution Version

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PAA GP HOLDINGS LLC

dated as of February 16, 2017

i

7.2	Indemnification	21

Article 8 TRANSFERS OF UNITS		22
8.1	General Restrictions	22
8.2	Substitute Members	22
8.3	Effect of Admission as a Substitute Member	23
8.4	Consent	23
8.5	No Dissolution	23
8.6	Additional Members	23

Article 9 DISSOLUTION AND TERMINATION		23
9.1	Events Causing Dissolution	23
9.2	Final Accounting	24
9.3	Distributions Following Dissolution and Termination	24
9.4	Termination of the Company	24
9.5	No Action for Dissolution	25

Article 10 ACCOUNTING; BOOKS AND RECORDS		25
10.1	Fiscal Year and Accounting Method	25
10.2	Books and Records	25
10.3	Delivery to Members; Inspection	25
10.4	Non-Disclosure	25

Article 11 NON-COMPETITION AND NON-SOLICITATION		26
11.1	Non-Competition	26
11.2	Non-Solicitation	27
11.3	Damages	27
11.4	Limitations	27

Article 12 MISCELLANEOUS		28
12.1	Waiver of Default	28
12.2	Amendment	28
12.3	No Third Party Rights	29
12.4	Severability	29
12.5	Nature of Interest in the Company	29
12.6	Binding Agreement	29
12.7	Headings	29
12.8	Word Meanings	29
12.9	Counterparts	29
12.10	Entire Agreement	29
12.11	Partition	29
12.12	Governing Law; Consent to Jurisdiction and Venue	30

ii

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PAA GP HOLDINGS LLC

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of PAA GP Holdings LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 16th day of February, 2017, by the Company and is binding on the Persons listed on Schedule 2 attached hereto (such Persons together with such other Persons that may hereafter become members as provided herein, referred to collectively as the “Members” or, individually, as a “Member”).

WHEREAS, the Company was formed on July 17, 2013 as a limited liability company under the Act (as defined below) by the filing of a certificate of formation of the Company with the Delaware Secretary of State; and

WHEREAS, the Board has approved this Agreement and authorized the Company to amend and restate the Second Amended and Restated Limited Liability Company Agreement of PAA GP Holdings LLC dated as of November 15, 2016 (as amended, the “Second A&R LLC Agreement”) in its entirety with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“AAP” means Plains AAP, L.P., a Delaware limited partnership.

“AAP Class A Units” means the Class A Units of AAP, having the rights and obligations specified in the AAP Partnership Agreement.

“AAP Class B Units” means the Class B Units of AAP, having the rights and obligations specified in the AAP Partnership Agreement.

“AAP Partnership Agreement” means the Eighth Amended and Restated Limited Partnership Agreement, dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“AAP Redemption” means a redemption in accordance with Section 7.11 of the AAP Partnership Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided that the determination as to whether a Person, directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with another Person shall be made taking into account, at the time of such determination, the context and circumstances surrounding such determination, including any known agreements or understandings that may impact such Person’s possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such other Person. For purposes of the foregoing:

(a)           any individual who is an officer or director of the Company or any Group Member (excluding the Chief Executive Officer and Chairman of the Board) shall not be considered to be an Affiliate of the Company or any Group Member by virtue of such Person’s status as an officer or director and the possession of the powers that are within the scope of the designated or delegated authority of such officer or director;

(b)           any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total number of outstanding Company Units shall not be considered to be an Affiliate of the Company or any Group Member by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such Company Units; and

(c)           any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total “Partnership Interests” (as such term is defined in the AAP Partnership Agreement) held by all partners of AAP, shall not be considered to be an Affiliate of the Company or any Group Member by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such interests.

For the avoidance of doubt, for purposes of this Agreement, as of the date hereof (but subject to redetermination upon changed circumstances) (i) each of KAFU Holdings, L.P., KAFU Holdings (QP), L.P., Kayne Anderson MLP Investment Company, Kayne Anderson Energy Development Company, Kayne Anderson Midstream/Energy Fund, Inc. and KAFU Holdings II, L.P. is an Affiliate of each other, and (ii) each of EMG Investment, LLC and Lynx Holdings I, LLC is an Affiliate of the other.

“Affiliate Group” means a Person that with or through any of its Affiliates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Company Units or “Partnership Interests” (as that term is defined in the AAP Partnership Agreement) with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, Company Units.

“Agreement” has the meaning set forth in the preamble hereof, as such may be amended, supplemented or restated from time to time.

“Audit Committee” has the meaning set forth in Section 6.6(c).

“Authorized Representative” has the meaning set forth in Section 5.3.

“Board” means the Board of Directors of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York or Texas shall not be regarded as a Business Day.

“Cause” means (i) with respect to any Director, gross misconduct or neglect, false or fraudulent misrepresentation regarding such director’s qualifications or credentials, unauthorized disclosure of material confidential information concerning the Company and its Subsidiaries, conversion of corporate funds, acts involving moral turpitude, material violation of any code of conduct adopted by the Company or PAGP or similar acts detrimental to the Company or (ii) with respect to any Independent Director, the occurrence of an event or a change in circumstances that causes such Independent Director to fail to satisfy the applicable “bright-line” independence requirements (i.e., those resulting in automatic disqualification) of the Commission and any National Securities Exchange on which the PAGP Class A Shares or MLP Common Units are listed or admitted for trading, provided that such failure results in the Company ceasing to have the minimum number of Independent Directors required under applicable rules, laws or restrictions of the Commission and any National Securities Exchange on which the PAGP Class A Shares or MLP Common Units are listed or admitted for trading.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended or restated from time to time.

“Class” has the meaning set forth in Section 6.2(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereof.

“Company Group” means the Company and its Subsidiaries treated as a single consolidated entity, but excluding the MLP and its Subsidiaries.

“Company Unit” means a fractional part of the Membership Interest having the rights and preferences specified with respect to the Membership Interest.

“Competitor” has the meaning set forth in Section 6.1(c).

“Conflicts Committee” has the meaning set forth in Section 6.6(b).

“Designating Members” means the Initial Designating Members and any Subsequent Designating Members, in each case until a Designation Loss Event with respect to such Member.

“Designation Loss Event” has the meaning set forth in Section 6.1(a)(iv).

“Designation Right Termination Event” has the meaning set forth in Section 6.1(e).

“Directors” has the meaning set forth in Section 6.1(a).

“Eligible Directors” means any Director that is not (a) designated by a Designating Member, (b) an Officer of the Company or (c) a Series A Designated Director.

“EMG” shall have the meaning set forth in Section 11.1.

“Employees” has the meaning set forth in Section 11.2.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind, other than those imposed by this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Owners” means the Original Members listed on Schedule 1 attached hereto, excluding PAGP.

“Group Member” means a member of the Company Group.

“IDM Observer” has the meaning set forth in Section 6.1(b).

“Indemnitee” means (a) any Existing Owner or any Qualifying Interest Holder, (b) any Person who is or was an Affiliate of the Company, any Existing Owner or any Qualifying Interest Holder, (c) any Person who is or was a managing member, manager, general partner, shareholder, director, officer, fiduciary, agent or trustee of the Company, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the Company, any Existing Owner or any Qualifying Interest Holder, (d) any Person who is or was serving at the request of the Company, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the Company, any Existing Owner or any Qualifying Interest Holder as a member, manager, partner, director, officer, fiduciary, agent or trustee of another Person in furtherance of the business or affairs of any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (e) any Person the Board designates an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a Director who is eligible to serve on the Board’s Audit Committee (in accordance with the applicable requirements of the Commission and any National Securities Exchange on which the PAGP Class A Shares or MLP Common Units are listed or admitted for trading).

“Initial Designating Members” means KAFU Holdings, L.P., Oxy and EMG Investment, LLC.

“Initial Offering” means the initial offering and sale of the PAGP Class A Shares to the public, as described in the Registration Statement.

“Institutional Investments” has the meaning set forth in Section 11.1.

“Kayne Anderson” has the meaning set forth in Section 11.1.

“Majority in Interest” means, with respect to the Members, Members owning more than fifty percent (50%) of the outstanding Company Units.

“Member” or “Members” has the meaning set forth in the preamble hereof.

“Membership Interest” means a Member’s limited liability company interest in the Company which refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in this Agreement and the Act.

“Membership Transfer” has the meaning set forth in Section 8.1(a).

“MLP” means Plains All American Pipeline, L.P., a Delaware limited partnership.

“MLP Common Units” has the meaning given to “Common Units” in the MLP Partnership Agreement.

“MLP Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“MLP Redemption Units” means MLP Common Units received by a Member upon an AAP Redemption.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act or any successor to such statute.

“Notice” means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by facsimile, (b) one day following delivery by overnight delivery courier, with all delivery charges pre-paid, or (c) on the third Business Day following the date on which it was sent by United States mail, postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Company.

“Officer” has the meaning set forth in Section 6.9.

“Original Members” means each of the owners of limited liability company interests in the Company as of the date of the Original Agreement as set forth in Schedule 1 attached hereto.

“Oxy” has the meaning set forth in Section 11.1.

“PAA GP LLC Agreement” means the Seventh Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC, dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“PAGP” means Plains GP Holdings, L.P., a Delaware limited partnership.

“PAGP Class A Shares” means the Class A shares in PAGP, having the rights and obligations specified in the PAGP Partnership Agreement.

“PAGP Class B Shares” means the Class B shares in PAGP, having the rights and obligations specified in the PAGP Partnership Agreement.

“PAGP Class C Shares” means the Class C shares in PAGP, having the rights and obligations specified in the PAGP Partnership Agreement.

“PAGP Limited Partners” means the Limited Partners of PAGP as such term is given meaning in the PAGP Partnership Agreement.

“PAGP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PAGP, dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“PAGP Reverse Stock Split” has the meaning set forth in that certain Simplification Agreement, dated as of July 11, 2016, by and among the Company, PAGP, AAP, the MLP, PAA GP LLC and Plains All American GP LLC.

“Permitted Transfer” has the meaning set forth in Section 8.1(a).

“Permitted Transferee” means any Person who shall have acquired and who shall hold a Company Unit pursuant to a Permitted Transfer.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

“Property” means all assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.

“Qualifying Interest” means a direct or indirect ownership interest in the issued and outstanding limited partner interests of AAP represented by AAP Class A Units (i.e., excluding any AAP Class B Units) and, solely with respect to the Initial Designating Members, (a) including for this purpose any indirect ownership of such AAP Class A Units through the ownership of issued and outstanding PAGP Class A Shares, and (b) treating any MLP Common Units held by an Initial Designating Member that were issued to such Initial Designating Member in connection with an AAP Redemption as an equivalent number of AAP Class A Units; it being understood that the phrase “issued and outstanding limited partner interests of

AAP represented by AAP Class A Units” as used in this definition shall mean the total number of such AAP Class A Units outstanding on the date hereof, after giving effect to the closing of the transactions contemplated by that  certain Simplification Agreement dated July 11, 2016 by and among the Company, PAGP and the MLP, among others, and without (i) reduction for any AAP Redemptions taking place after the date hereof or (ii) increase for any issuances of AAP Class A Units to PAGP after the date hereof (in accordance with the Omnibus Agreement contemplated by the PAGP Partnership Agreement or otherwise).

“Qualifying Interest Holder” means a Person holding a 10% or greater Qualifying Interest.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-190227) as it has been or as it may be amended or supplemented from time to time, filed by PAGP with the Commission under the Securities Act to register the offering and sale of the PAGP Class A Shares in the Initial Offering.

“Representatives” has the meaning set forth in Section 10.4.

“Second A&R LLC Agreement” has the meaning set forth in the preamble hereof.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Designated Director” has the meaning set forth in Section 6.1(c).

“Subsequent Designating Member” has the meaning set forth in Section 6.1(a)(iii).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Transfer” or “Transferred” means to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, voluntarily or involuntarily, by operation of law or otherwise.  When referring to a Company Unit, “Transfer” shall mean the Transfer of such Company Unit whether of record, beneficially, by participation or otherwise.

ARTICLE 2
GENERAL

2.1          Formation.  The name of the Company is PAA GP Holdings LLC.  The rights and liabilities of the Members shall be as provided in the Act for Members except as provided herein.  To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be under applicable law in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.

2.2          Principal Office.  The principal office of the Company shall be located at 333 Clay Street, Suite 1600, Houston, Texas 77002 or at such other place(s) as the Board may determine from time to time.

2.3          Registered Office and Registered Agent.  The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate or as determined from time to time by the Board.

2.4          Purpose of the Company.  The Company’s purposes, and the nature of the business to be conducted and promoted by the Company, are (a) to act as the general partner of PAGP in accordance with the terms of the PAGP Partnership Agreement and (b) to engage in any and all activities necessary, advisable, convenient or incidental to the foregoing.

2.5          Date of Dissolution.  The Company shall have perpetual existence unless the Company is dissolved pursuant to Article 9 hereof.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

2.6          Qualification.  The President, Chief Executive Officer, any Vice President, the Secretary and any Assistant Secretary of the Company is hereby authorized to qualify the Company to do business as a foreign limited liability company in any jurisdiction in which the Company may wish to conduct business and each is hereby designated as an authorized person, within the meaning of the Act (or as a “manager” for such limited purposes only, if signature of a manager is required under relevant state regulations) to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to so qualify to do business in any such state or territory.

2.7          Members.

(a)           Powers of Members.  Except to the extent waived or limited in a separate written agreement executed by a Member, the Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.  Except as expressly provided herein, the Members shall have no power to bind the Company and no authority to act on behalf of the Company.

(b)           Resignation.  Except upon a Transfer of all of its Company Units in accordance with this Agreement, a Member may not resign from the Company prior to the dissolution and winding up of the Company.  A Member ceases to be a Member only upon such Member holding no Company Units following:  (i) a Permitted Transfer of all of such Member’s Company Units

(other than a “Permitted Transfer” pursuant to clause (a) of the definition of such term in the AAP Partnership Agreement) and the transferee’s admission as a substitute Member, all in accordance with the terms of this Agreement or (ii) completion of dissolution and winding up of the Company pursuant to Article 9.

(c)           Ownership.  Each Company Unit shall correspond to a “limited liability company interest” as is provided in the Act.  The Company shall be the owner of the Property.  No Member shall have any ownership interest or right in any Property, including any Property conveyed by a Member to the Company, except indirectly by virtue of a Member’s ownership of a Company Unit.

2.8          Reliance by Third Parties.  Persons dealing with the Company shall be entitled to rely conclusively upon the power and authority of an Officer.

ARTICLE 3
CAPITALIZATION OF THE COMPANY

3.1          Capital Contributions.  No capital was contributed to the Company in connection with its formation.  The number of Company Units owned by each Member as of November 15, 2016 is set forth on Schedule 2 attached hereto.

3.2          Additional Capital Contributions.  No Member shall be required to make any capital contribution to the Company.

3.3          Splits.  Any distribution, subdivision or combination of the Company Units shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the AAP Class A Units and AAP Class B Units pursuant to the AAP Partnership Agreement and the PAGP Class A Shares, PAGP Class B Shares and PAGP Class C Shares pursuant to the PAGP LP Agreement, and vice versa.  This provision shall not be amended unless corresponding changes are made to the AAP Partnership Agreement and the PAGP LP Agreement.

ARTICLE 4
DISTRIBUTIONS

4.1          Distributions.  The Board shall have sole discretion to determine the timing, amount and manner of any distribution of cash or property of the Company.  Any distribution declared by the Board shall be paid to the Members in proportion to their Company Units.

4.2          Persons Entitled to Distributions.  Any distributions to Members pursuant to Section 4.1 shall be made to the Members shown on the records of the Company to be entitled thereto as of the record date for any such distributions established by the Board.  Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE 5
MEMBERS’ MEETINGS

5.1                               Meetings of Members.  Meetings of the Members may be held on an annual basis or as otherwise determined by a Majority in Interest.  Special meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law, and may be called by the Board or by a Majority in Interest.  All meetings of the Members shall be held within or outside the State of Delaware as designated from time to time by the Board or by a Majority in Interest and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof. Members and Authorized Representatives may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members or Authorized Representatives participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting, except when a Member or Authorized Representative participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

5.2                               Quorum; Voting Requirement.  The presence, in person or by proxy, of a Majority in Interest of the Members shall constitute a quorum for the transaction of business by the Members.  The affirmative vote of a Majority in Interest shall constitute a valid decision of the Members, except where a different vote is required by the Act or this Agreement.

5.3                               Proxies.  Any Member entitled to vote but expecting to be absent from a meeting shall be entitled to designate in writing (or orally; provided, that such oral designation is later confirmed in writing) a proxy (an “Authorized Representative”) to act on behalf of such Member with respect to such meeting (to the same extent and with the same force and effect as the Member who has designated such Authorized Representative).  Such Authorized Representative shall have full power and authority to act and take actions or refrain from taking actions as the Member by whom such Authorized Representative has been designated.

5.4                               Action Without Meeting.  Any action required or permitted to be taken at any meeting of Members of the Company may be taken without a meeting, without prior Notice and without a vote if a consent in writing setting forth the action so taken is signed by a Majority in Interest, except where a different vote is required by the Act or this Agreement, in which case such consent must be signed by the Members as would be necessary to authorize or take such action at a meeting of the Members.  Prompt Notice of the taking of any action taken pursuant to this Section 5.4 by less than the unanimous written consent of the Members shall be given to those Members who have not consented in writing. A consent transmitted by electronic transmission by a Member shall be deemed to be written and signed.

5.5                               Notice.  Notice stating the place, day and hour of the meeting of Members and the purpose for which the meeting is called shall be delivered personally or sent by mail or by facsimile or email not less than one Business Day nor more than 60 days before the date of the meeting by or at the direction of the Board or a representative of a Majority in Interest calling the meeting, to each Member entitled to vote at such meeting.

5.6                               Waiver of Notice.  When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member or its Authorized Representative,

whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice.  Attendance at a meeting will be deemed a waiver of Notice, except when a Member or Authorized Representative participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

ARTICLE 6
MANAGEMENT AND CONTROL

6.1                               Board of Directors.

(a)                                 Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by or under the direction of the Board, which shall, subject to this Section 6.1(a), Section 6.2(b) and Section 6.2(c), consist of twelve (plus up to one additional Director which may be appointed by the Series A Preferred Unitholders pursuant to Section 6.1(c)) individuals designated as directors of the Company (the “Directors”). Except as otherwise expressly provided herein, the power and authority granted to the Board hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make or delegate to Officers all decisions with regard to the management, operations, assets, financing and capitalization of the Company.  The Board will be composed in accordance with the following provisions subject, where applicable, to Section 6.2:

(i)                                     The Chief Executive Officer of the Company as of the date hereof shall be a Director and shall serve as Chairman of the Board. Subject to Section 6.1(a)(iii) and (iv) and Section 6.2, each Initial Designating Member shall be entitled to designate one Director.  Unless otherwise required pursuant to the Exchange Act and the rules and regulations of the Commission thereunder and by the principal National Securities Exchange on which the PAGP Class A Shares or MLP Common Units are listed, the Board shall include at least three Independent Directors; provided, however, that if at any time there shall be fewer than the required number of Independent Directors, the Board shall take such actions as may be necessary to cause the Board to re-establish the required number of Independent Directors; provided, further, that if at any time there shall be fewer than two Independent Directors to serve on the Conflicts Committee of Plains All American GP LLC, the Board may take such actions as may be necessary to cause the Board to have at least two Independent Directors to serve on such Conflicts Committee of Plains All American GP LLC.  In connection therewith, the Board may exercise its Director removal and appointment rights hereunder and may, to the extent required, increase the size of the Board and appoint one or more new Independent Directors to fill the resulting vacancies.  The Directors of the Company as of the date hereof are set forth on Schedule 3 to this Agreement. Each Director shall hold office until his or her successor is elected pursuant to this Article 6 or until his or her earlier death, resignation or removal.

(ii)                                  Subject to Section 6.1(a)(iv), any individual designated by a Designating Member as a Director may only be removed by such Designating Member, which removal may be effected at any time, with or without Cause; provided, however, that such designated Director may also be removed by majority vote of the remaining

Directors if such removal is for Cause. Subject to Section 6.1(a)(iv), in the event of the death, resignation or removal of a Director designated by a Designating Member, such Designating Member may designate a replacement Director.  In the event of the death, resignation or removal of or any vacancy relating to a Director (other than a Director designated by a Designating Member), a majority of the remaining Directors may designate a replacement Independent Director.  In the event a Director serving as an Officer of the Company no longer holds such office for any reason, such individual shall be automatically removed as a Director and (i) in the case of the Chief Executive Officer, the successor to such individual as Chief Executive Officer of the Company shall, by virtue of such appointment, be designated to replace such individual as a Director, and shall, unless the Board otherwise determines by a majority vote of the other Directors, serve as Chairman of the Board and (ii) in the case of any other Officer, the Board shall fill the vacancy by a majority vote of the remaining Directors.

(iii)                               Each Initial Designating Member shall have the right to designate a Director pursuant to Section 6.1(a)(i) so long as such Initial Designating Member owns at least a 10% Qualifying Interest. If any Member who is not otherwise entitled to designate a Director acquires a 20% or greater Qualifying Interest (a “Subsequent Designating Member”) in accordance with the provisions of this Agreement, such Subsequent Designating Member shall have the right to designate a Director, and such Director shall be treated as a Director designated by a Designating Member for purposes of Section 6.1(a)(ii) until such time as such Subsequent Designating Member ceases to own at least a 20% Qualifying Interest; provided, however, that at all times there shall be no more than three Directors designated by the Designating Members.  Accordingly, if a Member becomes a Subsequent Designating Member at a time when there are already three Directors designated by other Designating Members, such Subsequent Designating Member’s right to designate a Director shall be deferred until the next Designation Loss Event, whereupon the replacement Director shall be determined as provided in Section 6.1(a)(iv) below.

(iv)                              In the event an Initial Designating Member ceases to maintain ownership of at least a 10% Qualifying Interest or a Subsequent Designating Member ceases to maintain ownership of at least a 20% Qualifying Interest (a “Designation Loss Event”), the Director designated by such Designating Member shall be automatically removed as a Director, and any Subsequent Designating Member whose right to designate a Director has been deferred in accordance with Section 6.1(a)(iii) shall be entitled to designate a Director, or, if there is no such remaining Subsequent Designating Member, a majority of the remaining Directors shall elect a replacement Director; provided, however, in the event that there is more than one remaining Subsequent Designating Member whose right to designate a Director has been deferred, the Subsequent Designating Member who first accumulated ownership of at least a 20% Qualifying Interest shall be entitled to designate the Director.

(v)                                 If any Designating Member fails to exercise its right to designate a Director and a vacancy on the Board remains unfilled for at least sixty (60) days, the Board may fill that vacancy upon the vote of a majority of the remaining Directors.  If the

Board exercises its right to fill a vacancy pursuant to this Section 6.1(a)(v), such Designating Member’s designation right shall be suspended for a period to be determined by the Board, which period shall not exceed one hundred eighty (180) days.  Following the end of any such suspension period and provided that a Designation Loss Event has not occurred with respect to such Designating Member, such Designating Member will be entitled to designate a Director in accordance with the terms of this Agreement.  Any Director designated by such Designating Member shall immediately replace the Director appointed by the Board pursuant to this Section 6.1(a)(v); provided, however, that the Board may, by majority vote of the Directors elect to increase the size of the Board by one Director and fill the resulting vacancy with the Director that was appointed by the Board to fill the initial vacancy as provided in the first sentence of this Section 6.1(a)(v); provided further, however, that if, following any such increase or increases in the size of the Board, there shall be any subsequent vacancy on the Board, the Board shall not fill such vacancy and shall reduce the size of the Board by one (but not below ten members) unless either (1) any Designating Member shall be entitled to fill such vacancy or (2) the failure to fill such vacancy would cause the Board to fail to consist of the required number of Independent Directors pursuant to Section 6.1(a).

(b)                                 Subject to the terms and conditions set forth below, following the occurrence of a Designation Loss Event with respect to any Initial Designating Member and so long as such Initial Designating Member continues to own at least a 5% Qualifying Interest, (A) such Initial Designating Member shall have the right to designate an individual (who shall be a senior representative of such Initial Designating Member’s management team and acceptable to the Board) (each, an “IDM Observer”) to receive notice of and attend meetings of the Board in an observer capacity and (B) until such Initial Designating Member’s right to designate an IDM Observer terminates or the Initial Designating Member rescinds its request to receive such information in writing, each IDM Observer shall be entitled to receive copies of information routinely provided to the Directors; provided, that the failure to give any such notice or documents or information shall not affect the validity of any action taken by the Board.  The terms and conditions of the foregoing provisions are as follows:

(i)                                     the applicable Initial Designating Member agrees to treat any and all such information, whether written or oral, as confidential information subject to Section 10.4.

(ii)                                  In recognition that an Initial Designating Member or one or more of its Affiliates are currently, or may become, engaged in certain aspects of the midstream crude oil, refined products, natural gas and liquefied petroleum gas or other current or future energy infrastructure-related activities that may be deemed to be competitive with the MLP, (1) written materials may be redacted or withheld from any Initial Designating Member or any IDM Observer pursuant to (iii) below, and (2) the IDM Observer may be excluded from relevant portions of the Board meetings or committee meetings pursuant to (iv) below.

(iii)                               Written materials may be redacted or withheld from any Initial Designating Member or any IDM Observer if the Board, the Chairman, the Chief Executive Officer or the general counsel of the Company reasonably believe that (1) providing such information (a) would result in a potential breach of confidentiality agreements between third parties and the Company Group or the MLP and its Subsidiaries; (b) may otherwise disadvantage the Company Group, the MLP or any of its Subsidiaries in ongoing commercial dealings with such Initial Designating Member or any of its affiliates; or (c) could result in the competitive positioning of the Company Group or the MLP or its Subsidiaries being compromised; or (2) such redaction or withholding is necessary or advisable for the protection and retention of any attorney-client privilege.

(iv)                              At the discretion of a majority of the Directors (or any committee of the Board) then in attendance, any IDM Observer may be excluded from relevant portions of the Board meetings or committee meetings if such majority reasonably believes that (1) such IDM Observer’s attendance (a) would result in a potential breach of confidentiality agreements between third parties and the Company Group or the MLP and its Subsidiaries; (b) may otherwise disadvantage the Company Group, the MLP or any of its Subsidiaries in ongoing commercial dealings with any Initial Designating Member or any of its affiliates; or (c) could result in the competitive positioning of the Company Group or the MLP or its Subsidiaries being compromised; or (2) such exclusion is necessary or advisable for the protection and retention of any attorney-client privilege.

(v)                                 Any Initial Designating Member may eliminate the foregoing restrictions in clauses (ii), (iii) and (iv) above by requesting information or requesting that its IDM Observer not be excluded and, if applicable, agreeing in writing to be bound by any applicable confidentiality agreements that would permit disclosure of the information being redacted or withheld, unless such disclosure or presence of such IDM Observer would (1) adversely affect the retention of any attorney-client privilege or (2) disadvantage the Company Group, the MLP or any of its Subsidiaries in ongoing commercial dealings with the applicable Initial Designating Member or any of its affiliates.

(vi)                              Notwithstanding Section 10.4 or Section 11.1, with respect to materials provided to any Initial Designating Member pursuant to Section 6.1(b)(ii) or otherwise provided by the Company Group without solicitation by such Initial Designating Member, such Initial Designating Member shall not be presumed to have misused such information solely because its IDM Observer may have retained a mental impression of such information in connection with such Initial Designating Member’s participation in activities competitive with the Company Group or the MLP and its Subsidiaries.  This Section 6.1(b)(vi) shall not apply with respect to information provided to any Initial Designating Member pursuant to Section 6.2(b)(v) or otherwise provided upon an Initial Designating Member’s request.

(vii)                           No IDM Observer shall have any voting rights.  No consent or approval of any IDM Observer shall be required for any action taken by the Board.  The attendance or participation of any IDM Observer at a meeting shall not be required for action by the Board.

(c)                                  If a Series A Trigger Event (as such term is defined in the MLP Partnership Agreement) occurs, then the Series A Preferred Unitholders (as such term is defined in the MLP

Partnership Agreement) shall have the right, upon written notice, to appoint one representative to the Board, as set forth in the MLP Partnership Agreement, but such right shall be subject to the terms set forth in this Agreement.  The Board representative identified in the notice delivered by the Series A Preferred Unitholders shall be referred to herein as the “Series A Designated Director.”  The Series A Designated Director must, in the reasonable judgment of the Board, (i) have the requisite skill and experience to serve as a director of a public company in the energy sector, (ii) not be prohibited from serving as a director pursuant to any rule or regulation of the Commission or any national securities exchange on which the PAGP Class A Shares or MLP Common Units are listed or admitted to trading, and (iii) not be an employee or a director of any Competitor (as defined below); provided, that an individual employed by a financial institution, fund or investment vehicle, who serves as a director of a portfolio company of such institution, which portfolio company is a Competitor, shall not be excluded from serving as a Series A Designated Director solely by virtue of such role as a director of such portfolio company.  For purposes of the immediately preceding sentence the term “Competitor” shall mean any entity that (a) is an operating company (and not a financial institution) and (b) competes with the MLP in the transportation, storage, terminaling or marketing of crude oil, natural gas liquids or natural gas in the United States or Canada.  If the Series A Preferred Unitholders exercise their right to appoint a Series A Designated Director, such Series A Designated Director shall be a member of the Board until such Series A Designated Director is removed pursuant to Section 6.1(d) or Section 6.1(e).  Any Series A Designated Director shall have all the rights and duties of a Director otherwise serving hereunder.

(d)                                 Prior to a Designation Right Termination Event (as defined below), the Series A Designated Director may be removed or replaced by the Series A Purchasers (as defined in the MLP Partnership Agreement) at any time for any reason or by majority vote of the other Directors for “cause” (as defined below); and any vacancy occurring by reason of the death, disability, resignation, removal or other cessation of a person serving as a Series A Designated Director shall be filled by a vote of the Series A Preferred Unitholders holding a majority of the then outstanding Series A Preferred Units and the subsequent delivery of written notice to the Company.  As used herein, “cause” means that the Series A Designated Director (i) is prohibited from serving as a director under any rule or regulation of the Commission or any national securities exchange on which the PAGP Class A Shares or MLP Common Units are listed; (ii) while serving as the Series A Designated Director, is convicted by a court of competent jurisdiction of a felony; (iii) a court of competent jurisdiction has entered a final, non-appealable judgment finding the Series A Designated Director liable for actual fraud or willful misconduct against PAGP or the MLP (including, but not limited to, intentionally or willfully failing to observe any obligations of confidentiality to PAGP or the MLP); (iv) is determined to have acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of PAGP or the MLP; or (v) is terminated, removed or resigns for any reason from his or her position, if any, with any such Series A Preferred Unitholder at which the Series A Designated Director was employed at the time of his or her appointment as the Series A Designated Director. Any action by the Series A Preferred Unitholders to designate, remove or replace a Series A Designated Director shall be evidenced in writing furnished to the Company, shall include a statement that the action has been approved by a vote of the Series A Preferred Unitholders holding a majority of the then outstanding Series A Preferred Units and shall be executed by or on behalf of the Series A Unitholders.

(e)                                  Upon payment by the MLP to the Series A Preferred Unitholders of all accrued but unpaid distributions on the Series A Preferred Units then outstanding following a Series A Trigger Event (a “Designation Right Termination Event”), the right of the Series A Preferred Unitholders to designate a Series A Designated Director shall automatically terminate (unless and until another Series A Trigger Event shall have occurred) and the Series A Designated Director then serving as a member of the Board shall, promptly upon (and in any event within two (2) Business Days following) receipt of a written request from the Board, resign as a member of the Board.  If the Series A Designated Director does not resign upon such request, then a majority of the other Directors then serving on the Board may remove the Series A Designated Director as a member of the Board.

(f)                                   Notwithstanding any other provision of this Agreement, Director designation rights are not separately transferable and in no event shall both a Member and its Permitted Transferee be entitled to designate a Director, unless the transferee otherwise satisfies the criteria of a Subsequent Designating Member.

(g)                                  For the purpose of calculating the 10%, 20% and 5% Qualifying Interest thresholds referenced in Section 6.1(a)(iii), Section 6.1(a)(iv) and Section 6.1(b), Qualifying Interests owned by an Affiliate of an Initial Designating Member or a Subsequent Designating Member, as applicable, shall be attributed to such Initial Designating Member or Subsequent Designating Member, as applicable, for purposes of determining whether the applicable Qualifying Interest threshold has been satisfied.

(h)                                 Notwithstanding anything herein to the contrary, while a Conflicts Committee of Plains All American GP LLC is empaneled, each Independent Director serving on such conflicts committee shall abstain from all decision-making activities of the Board with respect to matters being considered by, or that have been assigned to, such conflicts committee.

6.2                               Classification of the Board.

(a)                                 The Directors, other than (i) any Directors that also serve as Officers of the Company and (ii) any Series A Designated Director, shall be divided into three classes as follows: (i) the classes shall be denominated Class I, Class II and Class III (each being referred to herein as a “Class”); and (ii) each Class shall initially be composed of three Directors, with each Class having two Independent Directors and one Director designated by a Designating Member.  If the size of the Board is increased in accordance with the terms of this Agreement, the Board shall place the additional Directors into the Class or Classes such that Directors are as evenly distributed among Classes as possible.  The Classes of the Directors as of the date hereof are set forth on Schedule 3 to this Agreement.

(b)                                 Any Officer serving as a Director shall continue to be a Director until his removal or replacement in accordance with Section 6.1(a)(ii).  Each Director that has been designated by a Designating Member shall continue to be a Director until such Director’s removal or replacement in accordance with Section 6.1(a).  Any Series A Designated Director shall continue to be a Director until his removal or replacement in accordance with Section 6.1(d) or Section 6.1(e).  Each Eligible Director shall serve for a term ending as follows, subject to earlier death, resignation or removal as provided herein: (i) the Directors designated to Class III shall serve for an initial term that expires at the first annual meeting of PAGP Limited Partners following the date hereof; (ii) the Directors designated to Class II shall serve for an initial term that expires at the second annual meeting of PAGP Limited Partners following the date hereof; and (iii) and the Directors designated to Class I shall serve for an initial term that expires at the third annual meeting of PAGP Limited Partners following the date hereof.  At each annual meeting of PAGP Limited Partners, successors to the class of Directors whose term expires at that annual meeting shall be elected or designated for a three-year term.  The first annual meeting after the date hereof shall be held during the calendar year commencing on January 1, 2018.

(c)                                  At each annual meeting of the PAGP Limited Partners held after the date hereof, any Designating Member for which the term of its designated Director shall expire at such annual meeting shall designate a Director to hold office until the third succeeding annual meeting.  Each such designated Director shall hold office for such term or until such Director’s earlier death, resignation or removal.

(d)                                 An Eligible Director may be removed with or without Cause upon a vote of a majority of the remaining Directors then in office; provided, however, that any Director who is elected by the holders of PAGP Class A Shares, PAGP Class B Shares and PAGP Class C Shares pursuant to the terms of the PAGP Partnership Agreement may only be removed for Cause upon a vote of a majority of the remaining Directors then in office.

(e)                                  After the date hereof, individuals shall be nominated for election as Eligible Directors, and the election of Eligible Directors shall be conducted, in accordance with the provisions of the PAGP Partnership Agreement.

6.3                               Meetings of the Board.  The Board may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board may be called by the Chief Executive Officer or two or more of the Directors upon delivery of written Notice to the remainder of the Board at least five days prior to the date of such meeting.  Special meetings of the Board may be called at the request of the Chief Executive Officer or any two or more of the Directors upon delivery of written Notice sent to each other Director by the means most likely to reach such Director as may be determined by the Secretary in his best judgment so as to be received at least 24 hours prior to the time of such meeting.  Notwithstanding anything contained herein to the contrary, such Notice may be telephonic if no other reasonable means are available.  Such Notices shall be accompanied by a proposed agenda or general statement of purpose.  Advance notice of a meeting may be waived and attendance or participation in a meeting shall be deemed to constitute waiver of any advance notice requirement for such meeting, unless the reason for such participation or attendance is for the express purpose of objecting to the transaction of any business on the basis that the meeting was not lawfully called or convened.

6.4                               Quorum and Acts of the Board.  A majority of the Directors shall constitute a quorum for the transaction of business at all meetings of the Board, and, except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

6.5                               Communications.  Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting, except when a Director participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

6.6                               Committees of Directors.

(a)                                 The Board, by unanimous resolution of all Directors present and voting at a duly constituted meeting of the Board or by unanimous written consent, may designate one or more committees, each committee to consist of one (1) or more of the Directors.  In the event of the disqualification, resignation or removal of a committee member, the Board may appoint another member of the Board to fill such vacancy.  Any such committee, to the extent provided in the Board’s resolution, shall have and may exercise all the powers and authority of the Board in the management of the Company’s business and affairs subject to any limitations contained herein or in the Act.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(b)                                 In addition to any other committees established by the Board pursuant to Section 6.6(a), the Board may, as necessary, convene a “Conflicts Committee,” which shall be composed of at least two Directors, each of whom shall meet the requirements set forth in the PAGP Partnership Agreement.  The Conflicts Committee shall be responsible for (A) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company, PAGP or AAP submitted to such Conflicts Committee by the Board and (B) performing such other functions as the Board may assign from time to time or as may be specified in a specific delegation to the Conflicts Committee.

(c)                                  In addition to any other committees established by the Board pursuant to Section 6.6(a), the Board shall maintain an “Audit Committee,” which shall be composed of at least three Independent Directors at all times, subject to Section 6.1(a)(i). The Audit Committee shall be responsible for such matters as the Board may assign from time to time or as may be specified in a written charter for the Audit Committee adopted by the Board.

6.7                               Compensation of Directors.  Each Director shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred by such Director in connection with attending Board meetings and such other compensation as may be approved by the Board.

6.8                               Directors as Agents.  The Board, acting as a body pursuant to this Agreement, shall constitute a “manager” for purposes of the Act.  No Director, in such capacity, acting singly or with any other Director, shall have any authority or right to act on behalf of or bind the Company other than by exercising the Director’s voting power as a member of the Board, unless specifically authorized by the Board in each instance.

6.9                               Officers; Agents.  The Board shall have the power to appoint any Person or Persons as the Company’s officers (the “Officers”) to act for the Company and to delegate to such Officers such of the powers as are granted to the Board hereunder.  Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority).  The Officers may have such titles as the Board shall deem appropriate, which may include (but need not be limited to) Chairman of the Board, President, Chief Executive Officer, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary.  A Director may be an Officer.  Unless the authority of an Officer is limited by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.  The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal.  Any Officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the Board.  Any vacancy occurring in any office of the Company shall be filled by the affirmative vote of a majority of the Board.

6.10                        Actions Requiring Consent of Oxy.  Until Oxy and its Affiliates (a) do not have a Qualifying Interest of at least 5% and (b) beneficially own less than 5% of the outstanding Shares (as such term is defined in the PAGP Partnership Agreement), without the prior written consent of Oxy, the Company shall not, and shall not permit or cause any of its Subsidiaries (including the MLP) to, become a “retailer” (as defined under Section 613A(d)(2) of the Code) or a “refiner” (as defined under Section 613A(d)(4) of the Code).

6.11                        Amendments to the PAGP Partnership Agreement.  The Company shall not propose any amendment to the PAGP Partnership Agreement that, directly or indirectly, would accomplish the effect of the matters prohibited by the provisions of Section 12.2(a)(iii) without the consent of the affected Designating Member or Designating Members, as applicable.

ARTICLE 7
LIABILITY AND INDEMNIFICATION

7.1                               Limitation on Liability of Members, Directors and Officers.

(a)                                 Subject to, and as limited by, the provisions of this Agreement, the Members and Directors, in the performance of their duties as such, shall not, to the maximum extent permitted by the Act or other applicable law, owe any duties (including fiduciary duties) as a Member or Director of the Company, notwithstanding anything to the contrary in existing law, in equity or otherwise; provided, however, that for the avoidance of doubt nothing set forth herein shall be deemed to limit the obligations of the “General Partner” under the PAGP Partnership Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired Membership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee in connection with the conduct of the business or affairs of the Company unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.  To the fullest extent permitted by Section 18-1101(c) of the Act, a Director designated by a Designating Member, in performing his or her obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Member who designated such Director, considering only such factors, including the separate interests of the designating Member, as such Director or the designating Member chooses to consider, and any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions of this Section 7.1 shall not constitute a breach of any duty including any fiduciary duty on the part of the Director or designating Member to the Company or any other Member or Director.  Except as required by the Act, the Company’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnitee shall be personally responsible for any such debt, obligation or liability of the Company solely by reason of being an Indemnitee. No Member shall be responsible for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Member.  The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such duties and liabilities of such Indemnitee.  To the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, any Indemnitee with respect to any matter relating to the Company, it shall be presumed that the Indemnitee acted in a manner that satisfied the contractual standards set forth in this Agreement, and in any proceeding brought by any Member or by or on behalf of such Member or any other Member or the Company challenging any such action or inaction of, or determination made by, any Indemnitee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(b)                                 Any Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)                                  No amendment, modification or repeal of this Section 7.1 or any provision hereof shall in any manner terminate, reduce or impair the waiver or limitation on liability with respect to any past, present or future Indemnitee under and in accordance with the provisions of this Section 7.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.2                               Indemnification.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement and except as required by the Act, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Company shall indemnify and hold harmless the Indemnitees (when not acting in violation of this Agreement or applicable law) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, if such Indemnitee acted in good faith and in a manner he or she subjectively believed to be in, or not opposed to, the interests of the Company and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful.

(b)                                 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 7.2(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.2.

(c)                                  The indemnification provided by this Section 7.2 shall be in addition to any other rights to which an Indemnitee may be entitled pursuant to any approval of the Board, as a matter of law or equity, or otherwise, and shall continue as to an Indemnitee who has ceased to hold the status with respect to which it was an Indemnitee and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee; provided, however, that in the event such Indemnitee is also an Affiliate of a Member who is a Designating Member, the vote of the Director designated by such Designating Member shall be disregarded for purposes of the Board’s vote pursuant to this Section 7.2(c).  The Company shall not be required to indemnify any Member in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Member against any other Member.

(d)                                 The Company may purchase and maintain directors and officers insurance or similar coverage for its Directors and Officers in such amounts and with such deductibles or self-insured retentions as determined by the Board.

(e)                                  Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be subject to personal liability by reason of the indemnification provisions under this Section 7.2.

(f)                                   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to such Indemnitee’s interest were adequately disclosed to the Board at the time the transaction was consummated.

(g)                                  Subject to Section 7.2(c), the provisions of this Section 7.2 are for the benefit of the Indemnitees and the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(h)                                 No amendment, modification or repeal of this Section 7.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company or any Affiliate of the Company, nor the obligations of the Company or such Affiliate to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 8
TRANSFERS OF UNITS

8.1                               General Restrictions.

(a)                                 Except for Transfers that are necessary in order to give effect to (i) an exchange of such Member’s AAP Class A Units and PAGP Class B Shares for PAGP Class A Shares in accordance with Section 7.9 of the AAP Partnership Agreement; or (ii) a redemption of such Member’s AAP Class A Units for MLP Redemption Units in accordance with Section 7.11 of the AAP Partnership Agreement, a Member shall be prohibited from Transferring any of its Company Units (a “Membership Transfer”) unless such Member simultaneously Transfers to the transferee of such Company Units a corresponding number of AAP Class A Units and PAGP Class B Shares in accordance with the applicable terms of the AAP Partnership Agreement, including in compliance with any transfer restriction or right of first refusal provisions contained therein. A transfer in compliance with such terms is referred to herein as a “Permitted Transfer.” If for any reason the transfer of such AAP Class A Units or PAGP Class B Shares does not occur simultaneously and proportionately with the Membership Transfer, then the Membership Transfer shall be null and void and of no force and effect.

(b)                                 Notwithstanding any other provision of this Agreement, no Member may pledge, mortgage or otherwise subject its Company Units to any Encumbrance.

8.2                               Substitute Members.

(a)                                 Unless and until admitted as a substitute Member pursuant to this Section 8.2, a transferee of a Member’s Company Units shall be an assignee with respect to such Transferred Company Units and shall not be entitled to participate in the management of the business and affairs of the Company or to become, or to exercise the rights of, a Member, including the right to appoint Directors, the right to vote, the right to require any information or accounting of the Company’s business, or the right to inspect the Company’s books and records.  Such transferee shall only be entitled to receive, to the extent of the Company Units Transferred to such transferee, the share of distributions and profits, if any, to which the transferor would otherwise be entitled with respect to the Transferred Company Units.  The transferor shall have the right to vote such Transferred Company Units until the transferee is admitted to the Company as a substitute Member with respect to the Transferred Company Units.

(b)                                 No transferee of all or any of a Member’s Company Units shall become a substitute Member in place of the transferor unless and until:

(i)                                     Such Transfer is in compliance with the terms of Section 8.1;

(ii)                                  the transferee has executed an instrument in form and substance reasonably satisfactory to the Board accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement; and

(iii)                               the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member.

Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the books and records of the Company shall be adjusted to reflect the admission of the transferee as a substitute Member to the extent of the Transferred Company Units held by such transferee.

8.3                               Effect of Admission as a Substitute Member.  Unless otherwise provided hereunder, a transferee who has become a substitute Member has, to the extent of the Transferred Company Units, all the rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Member under, the Certificate, this Agreement and the Act.  Upon admission of a transferee as a substitute Member, the transferor of the Company Units so held by the substitute Member shall cease to be a Member of the Company to the extent of such Transferred Company Units.

8.4                               Consent.  Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 8 with respect to any proposed Transfer, the transferee may be admitted as a Member without any further action by a Member hereunder.

8.5                               No Dissolution.  If a Member Transfers all of its Company Units pursuant to this Article 8 and the transferee of such Company Units is admitted as a Member pursuant to Section 8.2, such Person shall be admitted to the Company as a Member effective on the effective date of the Transfer and the Company shall not dissolve pursuant to Section 9.1.

8.6                               Additional Members.  Any Person acceptable to the Board may become an additional Member of the Company on terms and conditions as the Board shall determine, provided that such additional Member complies with all the requirements of a transferee under Section 8.2(b)(ii) and (b)(iii).

ARTICLE 9
DISSOLUTION AND TERMINATION

9.1                               Events Causing Dissolution.

(a)                                 The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

(i)            the consent of at least two-thirds of the members of the Board;

(ii)           at any time there are no Members, unless the Company is continued in accordance with the Act or this Agreement; or

(iii)          the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

(b)           The withdrawal, death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company shall not, in and of itself, cause the Company’s dissolution.

9.2          Final Accounting.  Upon dissolution and winding up of the Company, an accounting will be made of the accounts of the Company and each Member and of the Company’s assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

9.3          Distributions Following Dissolution and Termination.  Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(a)           to the payment of debts and liabilities of the Company (including to the Members to the extent otherwise permitted by law) and the expenses of liquidation;

(b)           next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Board, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and

(c)           the remainder to the Members in proportion to their relative ownership of Company Units.

The provisions of this Agreement, including, without limitation, this Section 9.3, are intended solely to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company, and no such creditor of the Company shall be a third-party beneficiary of this Agreement, and no Member or Director shall have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this Agreement.

9.4          Termination of the Company.  The Company shall terminate when all assets of the Company, after payment or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this

Article 9, and the Certificate of Formation of the Company shall have been canceled in the manner required by the Act.

9.5          No Action for Dissolution.  The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 9.1.  Accordingly, except where the Board has failed to cause the liquidation of the Company as required by Section 9.1 and except as specifically provided in Section 18-802 of the Act, each Member hereby to the fullest extent permitted by law waives and renounces his right to initiate legal action to seek dissolution of the Company or to seek the appointment of a receiver or trustee to wind up the affairs of the Company, except in the cases of fraud, violation of law, bad faith, willful misconduct or willful violation of this Agreement.

ARTICLE 10
ACCOUNTING; BOOKS AND RECORDS

10.1        Fiscal Year and Accounting Method.  The fiscal year and taxable year of the Company shall be the calendar year.  The Company shall use an accrual method of accounting.

10.2        Books and Records.  The Company shall maintain at its principal office, or such other office as may be determined by the Board, all the following:

(a)           a current list of the full name and last known business or residence address of each Member, and of each member of the Board;

(b)           a copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed; and

(c)           the Company’s books and records.

10.3        Delivery to Members; Inspection.  Upon the request of any Member, for any purpose reasonably related to such Member’s interest as a member of the Company, the Board shall cause to be made available to the requesting Member the information required to be maintained by clauses (a) through (c) of Section 10.2 and such other information regarding the business and affairs and financial condition of the Company as any Member may reasonably request.

10.4        Non-Disclosure.  Each Member (other than PAGP) agrees that, except as otherwise consented to by the Company in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Member, or by any of its agents, representatives, or employees, in any manner whatsoever (other than to the Company, another Member or any Person designated by the Company), in whole or in part, except that (a) each Member shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Member’s investment in the Company (collectively, “Representatives”) and are apprised of the confidential nature of such information, (b) each Member shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements, so long as such Member shall have used its reasonable efforts to first afford the Company with a reasonable opportunity to contest the necessity of disclosing such information, (c) each Member shall be permitted to disclose such information to possible purchasers of all or a portion of the Member’s Company Units, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the Company containing terms not less restrictive than the terms set forth herein, (d) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement and (e) each Member shall be permitted to report to its shareholders, limited partners, members or other owners, as applicable, regarding the general status of its investment in the Company (without disclosing specific Confidential Information); provided, however, that information shall not be deemed to be confidential information for purposes of this Section 10.4 or Section 11.1, where such information (i) is already known to such Member (or its Representatives), having been disclosed to such Member (or its Representatives) by a third Person without such third Person having an obligation of confidentiality to the Company (ii) is or becomes publicly known through no wrongful act of such Member (or its Representatives) or (iii) is independently developed by such Member (or its Representatives) without reference to any confidential information disclosed to such Member under this Agreement.  Each Member shall be responsible for any breach of this Section 10.4 by its Representatives.

ARTICLE 11
NON-COMPETITION AND NON-SOLICITATION

11.1        Non-Competition.  Each of the Members (other than PAGP) hereby acknowledges that the Company and its Subsidiaries operate in a competitive business and compete with other Persons operating in the midstream segment of the oil and gas industry for acquisition opportunities.  Each of the Members agrees that during the period that it is a Member, it shall not, directly or indirectly, use any of the confidential information it receives as a Member or which its designee receives as a Director of the Company or as an IDM Observer to compete with, or engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any Person that competes in North America with, the business conducted by the Company and its Subsidiaries; provided, however, that when a Member engages in such activities, there shall be no presumption of misuse of such confidential information solely because a Representative or Director designee of such Member or IDM Observer may retain a mental impression of any such confidential information.  The Company and the Members acknowledge that a Member may have in conception or development technology or business opportunities which may be very similar or even identical to the Company’s confidential information and, so long as such Member abides by Section 10.4, neither such Member nor its designee Director or observer shall have any other restriction on such technology or business opportunities and the Company and the other Members shall have no rights in such technology or business opportunities.  The Company and each of the Members also acknowledge and agree that (i) Kayne Anderson Capital Advisors L.P. and its Affiliates (“Kayne Anderson”) and EMG Investment, LLC and its Affiliates (“EMG”) manage investments in the energy industry in the ordinary course of business (such investments referred to as “Institutional Investments”) and that Kayne Anderson and EMG may make Institutional Investments, even if such Institutional Investments are competitive with the

Partnership’s and its Subsidiaries’ business; (ii) Oxy Holding Company (Pipeline), Inc. (“Oxy”) and its Affiliates engage in business that includes activities and business or strategic interests or investments that are related to, complement or compete with the businesses of the Company and its Subsidiaries and that Oxy and its Affiliates may engage in such activities or business; and (iii) Kayne Anderson, EMG, Oxy and their respective Affiliates (A) shall not be prohibited, by virtue of its status as a Member or its designation of a Director or an observer, from pursuing or engaging in such Institutional Investments described in clause (i) above or activities or interests described in clause (ii) above, as applicable; (B) shall not be obligated, or have a duty, to inform or present to the Company or any of its Subsidiaries, of any opportunity, relationship or investment (and no other Member will acquire or be entitled to any interest or participation in any such opportunity, relationship or investment) and shall not be bound by the doctrine of corporate opportunity (or any analogous doctrine); and (C) shall not be deemed to have a conflict of interest with, or to have breached this Section 11.1 or any duty (if any), whether express or implied by law, to, the Company or its Affiliates or any other Member by reason of such Member’s (or any of its Representative’s or equity holder’s) involvement in such activities or interests; provided, that in all cases, such Institutional Investments are not in violation of the provisions of Section 10.4 or the second sentence of this Section 11.1.  Each of the Members confirms that the restrictions in this Section 11.1 are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived by each of the Members.

11.2        Non-Solicitation.  Each of the Members (other than PAGP) undertakes toward the Company and is obligated (absent the prior written consent of the Company), during the period that it is a Member and for a period of one year thereafter, not to solicit or hire, directly or indirectly, in any manner whatsoever (except in response to a general solicitation or a non-directed executive search), in the capacity of employee, consultant or in any other capacity whatsoever, one or more of the employees, directors or officers or other Persons (hereinafter collectively referred to as “Employees”) who at the time of solicitation or hire, or in the 90-day period prior thereto, are working full-time or part-time for the Company or any of its Subsidiaries and not to endeavor, directly or indirectly, in any manner whatsoever, to encourage any of said Employees to leave his or her job with the Company or any of its Subsidiaries and not to endeavor, directly or indirectly, and in any manner whatsoever, to incite or induce any client of the Company or any of its Subsidiaries to terminate, in whole or in part, its business relations with the Company or any of its Subsidiaries.

11.3        Damages.  Each of the Members acknowledges that damages may not be an adequate compensation for the losses which may be suffered by the Company as a result of the breach by such Member of the covenants contained in this Article 11 and that the Company shall be entitled to seek injunctive relief with respect to any such breach in lieu of or in addition to any recourse in damages without the posting of a bond or other security.

11.4        Limitations.  In the event that a court of competent jurisdiction decides that the limitations set forth in Section 11.1 hereof are too broad, such limitations shall be reduced to those limitations that such court deems reasonable.

ARTICLE 12
MISCELLANEOUS

12.1        Waiver of Default.  No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

12.2        Amendment.

(a)           Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by the Board; provided, however, that

(i)            no amendment of the terms of this Agreement that (A) increases or extends any financial obligation or liability of a Member, (B) adversely affects a Member’s ability to designate Directors or (C) otherwise adversely affects the obligations or rights of a Member (as a Member under this Agreement) in a manner different than a Majority in Interest shall be effective without the prior written consent of such Member;

(ii)           no amendment of Sections 6.1, 6.2, 6.3, 6.4, 6.10, 6.11 or 11.1 or this Section 12.2 that adversely affects the obligations or rights of a Member shall be effective as to any Member without the prior written consent of that Member;

(iii)          no amendment of this Agreement that would (A) except as expressly provided for hereunder, increase the size of the Board, (B) grant any Person the right to designate more than one Director, (C) improve the designation right of a Designating Member disproportionately with respect to any or all of the other Designating Members or (D) reduce the power and authority of the Board, shall be effective without the prior written consent of the affected Designating Member or Designating Members, as applicable;

(iv)          no amendment of Article 6 that would adversely affect the director election rights of holders of PAGP Class A Shares in any material respect shall be effective without the approval of a majority of the Company’s Independent Directors; and

(v)           no amendment to Section 6.1(c), Section 6.1(d), Section 6.1(e) or this Section 12.2(a)(v) shall be effective without the consent of the Series A Preferred Unitholders holding a majority of the then outstanding Series A Preferred Units.

(b)           In addition to any amendments otherwise authorized herein, the Board may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Company Units and issuances of additional Company Units.  Copies of such amendments shall be delivered to the Members promptly following execution thereof.

(c)           The Board shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

(d)           Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 12.2 shall be binding on all Members and the Board.

12.3        No Third Party Rights.  Except for the rights provided to the Initial Designating Members in Section 6.1(a), the rights provided to the Series A Preferred Unitholders in Sections 6.1(c), (d) and (e), and as provided in Article 7, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.

12.4        Severability.  In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

12.5        Nature of Interest in the Company.  A Member’s Company Units shall be personal property for all purposes.

12.6        Binding Agreement.  Subject to the restrictions on the disposition of Company Units herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

12.7        Headings.  The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

12.8        Word Meanings.  The words “herein,” “hereinafter,” “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  When verbs are used as nouns, the nouns correspond to such verbs and vice versa.

12.9        Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

12.10      Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

12.11      Partition.  The Members agree that the Property is not and will not be suitable for partition.  Accordingly, each of the Members hereby irrevocably waives any and all right such

Member may have to maintain any action for partition of any of the Property.  No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.

12.12      Governing Law; Consent to Jurisdiction and Venue.  This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.  The parties hereby submit to the exclusive jurisdiction and venue of the state courts of Harris County, Texas or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Company or Members may, at their option, enforce their rights hereunder in such courts.

[Signature pages follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed as of the date first written above.

PAA GP HOLDINGS LLC

By:	/s/ Richard McGee
Name:	Richard McGee
Title:	Executive Vice President, General
Counsel and Secretary

SIGNATURE PAGE FOR THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE 1
Original Members

Plains GP Holdings L.P.
Oxy Holding Company (Pipeline), Inc.
EMG Investment, LLC.
KAFU Holdings, L.P.
KA First Reserve XII, LLC
KAFU Holdings II, L.P.
Kayne Anderson MLP Investment Company
Kayne Anderson Energy Development Company
Kayne Anderson Midstream/Energy Fund, Inc.
PAA Management, L.P.
Mark E. Strome Living Trust
Strome PAA, L.P.
Windy, L.L.C.
Lynx Holdings I, LLC
Jay M. Chernosky
Kipp PAA Trust
Paul N. Riddle
Russell T. Clingman
David E. Humphreys
Philip J. Trinder

SCHEDULE 2
Company Units as of November 15, 2016

Name	Company Units
Plains GP Holdings L.P.	95,465,638
Oxy Holding Company (Pipeline), Inc.	29,977,890
EMG Investment, LLC.	45,632,121
KAFU Holdings, L.P.	1,241,167
KAFU Holdings (QP), L.P.	24,334,917
KAFU Holdings II, L.P.	2,551,869
Kayne Anderson MLP Investment Company	1,277,539
Kayne Anderson Energy Development Company	344,729
Kayne Anderson Midstream/Energy Fund, Inc.	689,558
PAA Management, L.P.	8,199,844
Mark E. Strome Living Trust	4,469,717
Strome PAA, L.P.	2,369,290
Windy, L.L.C.	6,723,860
Lynx Holdings I, LLC	3,183,216
Jay M. Chernosky	298,842
Kipp PAA Trust	336,197
Paul N. Riddle	336,197
David E. Humphreys	87,894
Philip J. Trinder	56,328

SCHEDULE 3
Directors

Classification	Individual	Class

Oxy Designee	Ben Figlock	III (2018)

Kayne Anderson Designee	Robert V. Sinnott	II (2019)

EMG Designee	John T. Raymond	I (2020)

Chief Executive Officer	Greg L. Armstrong	N/A

President and Chief Operating Officer	Harry N. Pefanis	N/A

Executive Vice President and Chief Operating Officer (U.S.)	Willie C. Chiang	N/A

Independent	Everardo Goyanes	I (2020)

Independent	Victor Burk	II (2019)

Independent	Bobby S. Shackouls	III (2018)

Independent	Gary R. Petersen	II (2019)

Independent	J. Taft Symonds	I (2020)

Independent	Christopher M. Temple	III (2018)